CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common shares of beneficial interest	70,000(2)	$19.56	$1,369,200	$77

__________________

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the New York Stock Exchange on November 19, 2009.

(2)

Represents the number of common shares issued upon the redemption of 26,000 Class A Units and the number of common shares that would be issuable upon redemption of the outstanding Class A Units on a one-for-one basis for common shares.

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-163296

PROSPECTUS SUPPLEMENT

(To prospectus dated November 23, 2009)

70,000 Shares

Common Shares of Beneficial Interest

Our operating partnership, LaSalle Hotel Operating Partnership, L.P., issued and sold 70,000 Class A Common Units in a private transaction on November 17, 2006. Under certain circumstances, we may issue our common shares of beneficial interest upon the redemption of the Class A Units, or the “Units.” In such circumstances, the recipients of such common shares of beneficial interest, whom we refer to as the “selling shareholders,” may use this prospectus supplement to resell from time to time the common shares of beneficial interest that we may issue to them upon the redemption of the Units. As of the date hereof, a selling shareholder has redeemed 26,000 of its Units and received an equal number of our common shares of beneficial interest in a private transaction. Additional selling shareholders may be named by future prospectus supplements or other filings made with the Securities and Exchange Commission.

We have registered the resale of the shares to allow the selling shareholders to sell any or all of their common shares of beneficial interest on the New York Stock Exchange or in private transactions using any of the methods described in this prospectus supplement. See “Plan of Distribution.” The registration of the shares does not necessarily mean that the selling shareholders will redeem their remaining Units, that upon any redemption of the Units we will elect, in our sole and absolute discretion, to satisfy such redemption with our common shares of beneficial interest rather than cash, or that any common shares of beneficial interest received upon any prior or future redemption of the Units will be sold by the selling shareholders under this prospectus supplement or otherwise.

We will not receive proceeds from any issuance of common shares of beneficial interest to the selling shareholders or from any sale of such shares by the selling shareholders. The selling shareholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus supplement.

Our Articles of Amendment and Restatement of Declaration of Trust contain certain restrictions relating to the ownership and transfer of our shares of beneficial interest. See “Description of Common Shares—Restrictions on Ownership” in the prospectus included in our automatic shelf registration statement dated November 23, 2009 filed with the Securities and Exchange Commission.

Our common shares are listed on the New York Stock Exchange under the symbol “LHO.” The last reported sale price of our common shares on the New York Stock Exchange on November 20, 2009 was $18.74.

Investing in our common shares involves risks. Before buying any common shares, you should carefully read the discussion of material risks of investing in our shares under the heading “Risk Factors” on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2008, as updated in subsequent periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 23, 2009.

TABLE OF CONTENTS

About This Prospectus Supplement	1
Forward-Looking Statements	1
LaSalle Hotel Properties	2
Risk Factors	2
Use of Proceeds	2
Selling Shareholders	3
Plan of Distribution	4
Federal Income Tax Section	6

ABOUT THIS PROSPECTUS SUPPLEMENT

Please carefully read the information in this prospectus supplement and the related prospectus included in our automatic shelf registration statement dated November 23, 2009, which we refer to collectively as the “prospectus.” You should rely only on the information contained in the prospectus. We have not authorized anyone to provide you with different information. The prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in the prospectus is accurate as of any date later than the date hereof or thereof or such other dates as are stated herein or therein or as of the respective dates of any documents or other information incorporated therein by reference. Our business, financial condition, results of operations and prospects and the business may have changed since such dates.

This prospectus supplement is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the “Securities Act,” using a “shelf” registration process. Under this shelf registration process, the selling shareholder named in this prospectus supplement may sell our common shares of beneficial interest from time to time. For a general description of our common shares of beneficial interest, please refer to the prospectus included in our automatic shelf registration statement dated November 23, 2009. A subsequent prospectus supplement may add, update or change information contained in the prospectus. If there is any inconsistency between the information in the prospectus and any subsequent prospectus supplement, you should rely on the information in the subsequent prospectus supplement. It is important for you to consider the information contained in the prospectus and any further prospectus supplements together with additional information described under the heading “Where You Can Find More Information” in the prospectus before you decide whether to invest in our common shares of beneficial interest.

Selling shareholders may offer the shares directly, through agents, or to or through underwriters. See “Plan of Distribution” beginning on page 4.

This prospectus supplement does not contain all of the information that is important to you. You should read the prospectus included in our automatic shelf registration statement as well as the documents incorporated by reference in the prospectus before making an investment decision. In this prospectus supplement, the terms the “Company,” “we,” “us” and “our” include LaSalle Hotel Properties, LaSalle Hotel Operating Partnership, L.P. and their consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

Statements contained in the prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions, we are making forward-looking statements. In part, we have based these forward-looking statements on possible or assumed future results of our operations. These are forward-looking statements and not guaranteed. They are based on our present intentions and on our present expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

LASALLE HOTEL PROPERTIES

We are a Maryland real estate investment trust that primarily buys, owns, redevelops and leases upscale and luxury full-service hotels located in convention, resort and major urban business markets. We are a self-administered and self-managed real estate investment trust, as defined in the Internal Revenue Code of 1986, as amended. As a real estate investment trust, or REIT, we generally are not subject to federal corporate income tax on that portion of our net income that is currently distributed to shareholders. The income of LaSalle Hotel Lessee, Inc., or “LHL,” our taxable REIT subsidiary, is subject to taxation at normal corporate rates.

As of the date hereof, we owned interests in 31 hotels with approximately 8,500 suites/rooms located in 11 states and the District of Columbia. Each hotel is leased under a participating lease that provides for rental payments equal to the greater of (i) base rent or (ii) participating rent based on hotel revenues. All 31 of the hotels are leased to LHL. The LHL leases expire between 2009 and 2013. Lease revenue from LHL and its wholly-owned subsidiaries is eliminated in consolidation. A third-party or non-affiliated hotel operator manages each hotel, which is also subject to a hotel management agreement. Additionally, the Company owns a 95.0% joint venture interest in a property under development.

Substantially all of our assets are held by, and all of our operations are conducted through our operating partnership. LaSalle Hotel Properties is the sole general partner of the operating partnership. LaSalle Hotel Properties owned 99.9% of the common units of the operating partnership as of the date hereof. The remaining 0.1% was held by a limited partner who held 46,000 limited partnership common units. Common units of the operating partnership are redeemable for cash or, at our option for a like number of common shares of beneficial interest, par value $0.01 per share, of LaSalle Hotel Properties.

Our principal offices are located at 3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814. Our website is www.lasallehotels.com. The information contained on our website is not part of this prospectus supplement or the prospectus.

RISK FACTORS

Investment in our common shares of beneficial interest offered pursuant to this prospectus supplement involves risks. You should carefully consider the risk factors incorporated into the prospectus by reference to our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other information contained in the prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, before investing our common shares of beneficial interest. The occurrence of any of these risks might cause you to lose all or part of your investment in our common shares of beneficial interest. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

We are filing this prospectus supplement pursuant to our contractual obligation to JR Wall Street, LLC (“JR Wall Street”), which may, at our election, receive 70,000 common shares of beneficial interest upon a redemption of its outstanding Units in our operating partnership. As of the date hereof, JR Wall Street has redeemed 26,000 of its Units and received an equal number of our common shares of beneficial interest in a private transaction. We will not receive any of the proceeds from the resale of the common shares of beneficial interest from time to time by JR Wall Street.

The selling shareholder will pay any underwriting discounts and commissions and expenses it incurs for brokerage, accounting, tax or legal services or any other expenses it incurs in disposing of the shares. The selling shareholder will also bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement in an amount not to exceed $30,000, including, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, printing expenses, and blue sky fees and expenses.

SELLING SHAREHOLDERS

Our operating partnership issued Units to JR Wall Street on November 17, 2006 in a private transaction. The Units were exempted from registration requirements by Section 4(2) of the Securities Act and were sold to an entity reasonably believed by us, as general partner of the operating partnership, to be an accredited investor, as defined by Rule 501 of Regulation D under the Securities Act. On or after November 17, 2007, JR Wall Street can require the operating partnership to redeem the Units. Subject to the terms and conditions contained in the agreement of limited partnership of the operating partnership, JR Wall Street has the right to cause its Units to be redeemed by us for cash or, at our option, common shares of beneficial interest in accordance with the partnership agreement. Following any such redemption for shares, we will become the owner of the Units so redeemed.

If we elect to issue common shares of beneficial interest upon the redemption of the Units, JR Wall Street may use this prospectus supplement to resell from time to time the common shares of beneficial interest that we may issue to it upon the redemption of the Units. As of the date hereof, JR Wall Street has redeemed 26,000 of its Units and received an equal number of our common shares of beneficial interest in a private transaction that was exempted from the registration requirements by Section 4(2) of the Securities Act. Information about JR Wall Street is set forth herein, and information about additional selling shareholders may be set forth in a subsequent prospectus supplement, in a post-effective amendment, or in filings that we make with the SEC under the Securities Exchange Act of 1934, as amended, which are incorporated by reference in the prospectus.

JR Wall Street, including its transferees, pledgees or donees or its successors, may from time to time offer and sell pursuant to this prospectus supplement and any accompanying subsequent supplement any or all of the common shares of beneficial interest that we previously issued to it or that we may issue upon the redemption of the Units. The Units may be redeemed on a one-for-one basis with our common shares. The following table sets forth information, as of November 23, 2009 with respect to the JR Wall Street and the number of common shares of beneficial interest that would become beneficially owned by JR Wall Street should we issue our common shares of beneficial interest to JR Wall Street that may be offered pursuant to this prospectus supplement upon the redemption of the remaining Units. The information is based on information provided by or on behalf of JR Wall Street. JR Wall Street may offer all, some or none of the common shares that we previously issued to it or that we may issue upon the redemption of the remaining Units. Because JR Wall Street may offer all or some portion of such common shares of beneficial interest, we cannot estimate the number of common shares of beneficial interest that will be held by JR Wall Street upon termination of any of these sales. In addition, JR Wall Street may have sold, transferred or otherwise disposed of all or a portion of its Units or common shares since the date on which it provided the information regarding its Units and common shares in transactions exempt from the registration requirements of the Securities Act.

The number of common shares of beneficial interest owned by JR Wall Street or any future transferee from any such holder assumes that it does not beneficially own any common shares of beneficial interest other than the common shares that have been issued to it and that we may issue in the future to it upon the redemption of the remaining Units. Based upon information provided by JR Wall Street, neither it nor any of its affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years.

Name of Selling Shareholder	Shares Owned	Number of Shares Offered Hereby	Percentage Ownership Following Offering(2)
JR Wall Street, LLC(1)	70,000	70,000	*

*	Less than 1% percent.

(1)

The selling shareholder may distribute common shares of beneficial interest prior to sale under this prospectus supplement. The selling shareholder may also include persons who are donees, pledgees or successors-in-interest of the listed selling shareholder. Any such persons not specifically named in the foregoing table will be named in a subsequent supplement to the prospectus or other filing, if such supplement or other filing is required by the rules and regulations of the SEC. The Units that may be redeemed for shares and any shares issued upon a redemption are currently pledged to Israel Discount Bank of New York pursuant to a pledge agreement dated November 17, 2006 to secure certain indebtedness of JR Wall Street.

(2)

This percentage is calculated assuming that JR Wall Street sells all of the shares offered by this prospectus supplement. It is difficult to estimate with any degree of certainty the amount and percentage of common shares of beneficial interest that would be held by JR Wall Street after completion of the offering. First, we have the option to satisfy redemption requests by paying the cash value of the Units rather than issuing common shares of beneficial interest. The number of shares offered hereby assumes we elect to satisfy all redemption requests by issuing shares. Second, assuming JR Wall Street receives common shares of beneficial interest upon a redemption of all its Units, JR Wall Street may offer all, some or none of such shares.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of our common shares of beneficial interest beneficially owned by them and offered hereby directly or through one or more broker-dealers or agents. We have not and will not receive any proceeds from the offering by the selling shareholders or from the issuance of the common shares of beneficial interest to the selling shareholders upon the redemption of the Units (though we will acquire from such selling shareholders the units to be redeemed). The selling shareholders will be responsible for any agent’s commissions and will also bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus in an amount not to exceed $30,000, including, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, printing expenses, and blue sky fees and expenses. The common shares of beneficial interest may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	by an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately-negotiated transactions;

•	through the settlement of short sales;

•	by broker-dealers agreeing with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	by a combination of any such methods of sale; and

•	by any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the common shares in the course of hedging their positions;

•	sell common shares and deliver the common shares to close short positions;

•	loan or pledge the common shares to broker-dealers or other financial institutions that in turn may sell the common shares;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common shares which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, to the extent available, rather than under this prospectus supplement.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales of our common shares of beneficial interest. If the selling shareholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of our common shares of beneficial interest for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. JR Wall Street has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of common shares of beneficial interest by JR Wall Street.

We have agreed to indemnify JR Wall Street against certain liabilities, including liabilities arising under the Securities Act. JR Wall Street may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common shares of beneficial interest against certain liabilities, including liabilities arising under the Securities Act.

The selling shareholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common shares of beneficial interest by the selling shareholders and their affiliates. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed. This may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

There can be no assurance that the selling shareholders will sell any or all of the common shares of beneficial interest registered pursuant to the registration statement, of which this prospectus supplement forms a part.

We agreed to keep this prospectus effective until the earlier of all of the common shares have been (i) sold pursuant to this prospectus or (ii) sold pursuant to Rule 144 under the Securities Act or (iii) saleable pursuant to Rule 144(k) under the Securities Act.

Our common shares of beneficial interest are listed on the NYSE under the symbol “LHO.”

FEDERAL INCOME TAX SECTION

The following discussion summarizes the material federal income tax consequences of the acquisition, ownership and disposition of our shares by individuals who redeem Units in exchange for common shares of beneficial interest and who hold the shares as capital assets (within the meaning of section 1221 of the Internal Revenue Code). It does not purport to address the federal income tax consequences applicable to all categories of holders including tax-exempt holders of Units and non-U.S. holders of Units.

The specific tax attributes of a particular shareholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of common shares. Each prospective shareholder is encouraged to consult with his or her tax advisors with regard to the application of the federal income tax laws to the shareholder’s personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as set forth in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Before purchasing common shares of beneficial interest, you should read the section entitled “Federal Income Tax Considerations” contained in the prospectus dated November 23, 2009 included in our automatic shelf registration statement filed with the SEC.

Tax Consequences of Redemption of Operating Partnership Units

The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner who exercises his or her right to require the redemption of his or her operating partnership units. For individuals, trusts and estates, net capital gain from the sale of an asset held 12 months or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than 12 months generally is 15%. An exception to the general 15% rule applies, however, to net capital gains attributable to the sale of depreciable real property. Under the exception, gain attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules is subject to a rate of tax of 25%. The Internal Revenue Service has issued final Treasury regulations providing that the 25% rate applies to sales or exchanges of interests in partnerships that hold depreciable real property. Consequently, any gain on the sale or exchange of a unit held for more than 12 months could be treated partly as gain from the sale of depreciable real property subject to the 25% rate, partly as gain from the sale of a long-term capital asset subject to a 15% tax rate, and to the extent that the gain is attributable to unrealized receivables, partly as ordinary income.

Tax Treatment of Redemption of Operating Partnership Units. If a limited partner exercises his or her right to require the redemption of operating partnership units and the Company elects to acquire the units in exchange for common shares of beneficial interest and/or cash, the acquisition will be treated as a sale of operating partnership units for federal income tax purposes. Such sale will be fully taxable to the limited partner. Such limited partner generally will be treated as realizing for tax purposes an amount equal to the sum of either the cash or the fair market value of the common shares of beneficial interest received and the amount of any operating partnership liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

If LaSalle Hotel Properties does not elect to acquire the operating partnership units and instead the operating partnership redeems the limited partner’s units for cash, the tax consequences would be as described in the previous paragraph. However, if the operating partnership redeems less than all of a limited partner’s units, the limited partner would not recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash plus the amount of any operating partnership liabilities allocable to the redeemed units exceeded the limited partner’s adjusted basis in all of such limited partner’s units immediately before the redemption.

The methodology used by the operating partnership to allocate its liabilities to its partners will likely result in varying amounts of such liabilities being allocated to different partners. Under that methodology, which is based on principles set forth in Treasury Regulations, it is possible that partners who hold an identical number of operating partnership units are allocated different amounts of liabilities of the operating partnership for federal income tax purposes.

Tax Treatment of Disposition of Operating Partnership Units by Limited Partner Generally. If an operating partnership unit is redeemed or a limited partner otherwise disposes of a unit, the determination of gain or loss from the redemption or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in such unit. Upon the sale of a unit, the “amount realized” will be the sum of the cash or fair market value of common shares of beneficial interest or other property received plus the reduction in the amount of any operating partnership liabilities allocable to the unit holder. To the extent that the amount of cash or property received plus the reduction in the allocable share of any operating partnership liabilities exceeds the limited partner’s basis in his or her interest in the operating partnership, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of common shares of beneficial interest received upon such disposition.

Except as described below, any gain recognized upon a sale or other disposition of operating partnership units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that the amount realized upon the sale or other disposition of a unit attributable to a limited partner’s share of “unrealized receivables” of the operating partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, however, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in operating partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the transfer of a unit.

Basis of Operating Partnership Units. In general, a limited partner who was deemed to have received his or her operating partnership units upon liquidation of a partnership had an initial tax basis in the units equal to his or her basis in the partnership interest at the time of such liquidation. Similarly, in general, a limited partner who contributed a partnership interest in exchange for his or her units had an initial basis in the units equal to his or her basis in the contributed partnership interest. A limited partner’s initial basis in his or her units generally is increased by (i) such limited partner’s share of operating partnership taxable and tax-exempt income and (ii) increases in such partner’s share of the liabilities of the operating partnership (including any increase in his or her share of liabilities occurring in connection with the transaction in which he or she received units). Generally, such partner’s basis in his or her units is decreased (but not below zero) by (a) his or her share of operating partnership distributions, (b) decreases in his or her share of liabilities of the operating partnership (including any decrease in his or her share of liabilities of the operating partnership occurring in connection with the transaction in which he or she received units), (c) his or her share of losses of the operating partnership, and (d) his or her share of nondeductible expenditures of the operating partnership that are not chargeable to capital account.

Potential Application of the Disguised Sale Regulations to a Redemption of Operating Partnership Units. There is a risk that a redemption of operating partnership units, which were issued in a transaction where a limited partner received units, may cause the original transfer of property to the operating partnership in exchange for units to be treated as a “disguised sale” of property. Section 707 of the Internal Revenue Code and the Treasury Regulations thereunder (the “Disguised Sale Regulations”) generally provide that a partner’s contribution of property to a partnership and the partnership’s simultaneous or subsequent transfer of money or other consideration

(including the assumption of or taking subject to a liability) to the partner, which would not have been made but for the transfer of property, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership unless one of the prescribed exceptions is applicable. Further, the Disguised Sale Regulations generally provide that, if a partner’s transfer of property to the partnership is within two years of the partnership’s transfer of money or other consideration to a partner, the transfers are presumed to be a sale of the property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if the transfers are made more than two years apart, the transfers are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers do constitute a sale.

Accordingly, if an operating partnership unit is redeemed, the IRS could contend that the Disguised Sale Regulations apply because the limited partner will receive consideration subsequent to his or her previous contribution of property to the operating partnership. In that event, the IRS could contend that any of the transactions where limited partners received units that may be redeemed for common shares of beneficial interest that may in turn be sold are taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized as a result of the disguised sale treatment may be eligible for installment reporting under Section 453 of the Internal Revenue Code, subject to certain limitations.